EXHIBIT 16.1

Aaron Stein, Certified Public Accountant, PO BOX 406, 981 Allen
Lane, Woodmere, NY 11598, 516-569-0520

February 1st, 2006

Redhand International, Inc.
Mr. Simon Thurlow
277 West 11th Street
New York, New York. 10014

Dear Mr Thurlow:

Please accept this letter on behalf of Redhand International, Inc. as written confirmation as to my resignation as the auditor of record for the years ended December 31st, 2003 and 2004. I have not issued any opinion letter with regards to these periods nor any other period.

Very Truly Yours,


BY: /S/ Aaron Stein
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       Aaron Stein